PROGEN INDUSTRIES LIMITED


                 CONDENSED GENERAL PURPOSE FINANCIAL STATEMENTS
                         FOR THE HALF-YEAR PERIOD ENDED
                                31 DECEMBER 2003




--------------------------------------------------------------------------------
Progen Industries Limited report for the half-year period ended 31 December 2003

PROGEN INDUSTRIES LIMITED
DIRECTORS' REPORT

The Board of Directors of Progen Industries Limited has pleasure in submitting its report in respect of the financial half-year ended 31 December 2003.

DIRECTORS

The names of the directors in office during or since the end of the half-year are:

S. Chang                  (Executive Chairman)
L. J. Lee                 (Managing Director)
Prof. J.R. Zalcberg       (Non-Executive Director)
Dr. M. Eutick             (Non-Executive Director)
Dr. S.S.C. Chang          (Non-Executive Director)
P. O. Burns               (Non-Executive Director)
E. Cheng                  (Alternate Director to Dr SSC Chang)

All directors held their position as a director throughout the entire half-year and up to the date of this report.

PRINCIPAL ACTIVITY

The principal activities of the company during the half-year were:-

     - discovery, research and development of potential biopharmaceutical therapeutics for the treatment of human diseases; and
     - the provision of contracting services related to the process development, manufacture and quality assurance of biological products.

During the half-year the Company disposed of the Life Sciences business unit, whose core business was the importation and distribution of biological and chemical reagents and kits for a select group of international companies. Apart from this disposal there were no other significant changes in the nature of the above activities during the period.

RESULTS

The net loss of the company for the half-year ended 31 December 2003 was $1,895,203 after income tax.

REVIEW OF OPERATIONS

The operating profit/(loss) for the half-year, together with the 2002 comparative was as follows:

                                                           2003      2002
                                                          $'000     $'000
Revenue from commercial services sales                     2,470     2,326
Revenue from other operating activities                      705       705
Revenue from sale of discontinued operation                1,175         -
                                                         --------  --------
Total Revenue                                              4,350     3,031
                                                         --------  --------

Operating profit (loss) before research and development      (76)     (503)
Research and development expenditure                      (2,003)   (2,824)
                                                         --------  --------
Operating profit (loss) after research and development    (2,079)   (3,327)
Share of equity profit (loss) in associate entity            184      (887)
                                                         --------  --------
Operating loss                                            (1,895)   (4,214)
                                                         --------  --------


--------------------------------------------------------------------------------
Progen Industries Limited report for the half-year period ended 31 December 2003

PROGEN INDUSTRIES LIMITED
DIRECTORS' REPORT (CONTINUED)

The operating loss for the half-year, before research and development expenditure, was $76,593. This is largely attributable to the profit made from the disposal of the Life Sciences business unit on the 28 November 2003.

The combined contribution made by the Life Sciences business unit for the five-month period ending 28 November 2003 and the profit from the disposal of the business unit was $929,999.

Commercial Services divisional turnover of $2,469,936 increased by 6.19% compared to 2002. The budget for the half-year was $2.8 million. A budget deviation was recorded mainly due to the disposal of life sciences and the allocation of contract manufacturing capacity for the manufacture of PI-88 to meet drug supply required for the Phase II clinical trials being conducted during 2004. Divisional net contribution for the half-year was marginally below budget.

Research and development costs of $2.0 million were down from 2002 due to slower than expected patient recruitment into Phase I clinical trials that resulted in the deferred start of the subsequent Phase II clinical trials. However recently two Phase II clinical trials were initiated in early 2004, a Phase II melanoma clinical trial being conducted in Australia and the U.S., and a Phase II lung cancer trial evaluating PI-88 in combination with Taxotere(R) being conducted in multiple centres across Australia.

The reduced operating loss of $1,895,202 for the half-year is attributable to the profit made on the disposal of Life Sciences business unit and the delayed expenditure on research and development. The budgeted loss for the half-year was $3.5 million, that did not include the Life Science sale, allows for expenditure requirements for ongoing PI-88 out-licensing activities and the expanded Phase II clinical trial program.

The equity accounting profit from Medigen Biotechnology for the half-year ended 31 December 2003 of $183,910 results from the increase in the share price of their investment in Progen Industries Limited, offset by losses from operations.

ROUNDING OF AMOUNTS

The amounts contained in this report and in the financial statements have been rounded to the nearest AUS$1,000 (where rounding is applicable) under the option available to the company under, Australian Securities and Investments Commission Class Order 98/0100. The company is an entity to which the Class Order applies.

This report has been made in accordance with a resolution of directors.



_______________________

Director, 26 February 2004


--------------------------------------------------------------------------------
Progen Industries Limited report for the half-year period ended 31 December 2003

PROGEN INDUSTRIES LIMITED
CONDENSED STATEMENT OF FINANCIAL POSITION AT 31 DECEMBER 2003


                                       31 DECEMBER    30 JUNE    31 DECEMBER
                                          2003         2003         2002
                                          $'000        $'000        $'000
CURRENT ASSETS
Cash assets                                 14,974     11,995          8,348
Receivables                                    754        666            463
Inventories                                      -        796            359
Other                                          306         94            303
-----------------------------------------------------------------------------
TOTAL CURRENT ASSETS                        16,034     13,551          9,473
-----------------------------------------------------------------------------

NON-CURRENT ASSETS
Investments accounted for using the
equity method                                2,043      1,883          2,605
Other financial assets                           -          -          2,140
Property, plant and equipment                1,536      1,769          2,204
Other                                           15         15             15
-----------------------------------------------------------------------------
TOTAL NON-CURRENT ASSETS                     3,594      3,667          6,964
-----------------------------------------------------------------------------

TOTAL ASSETS                                19,628     17,218         16,437
=============================================================================

CURRENT LIABILITIES
Payables                                     1,195      1,707          1,150
Interest bearing liabilities                   165          -            111
Provisions                                     172        217            169
Other                                          247        593            533
-----------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                    1,779      2,517          1,963
-----------------------------------------------------------------------------

NON-CURRENT LIABILITIES
Provisions                                      82         70             75
-----------------------------------------------------------------------------
TOTAL NON-CURRENT LIABILITIES                   82         70             75
-----------------------------------------------------------------------------
TOTAL LIABILITIES                            1,861      2,587          2,038
-----------------------------------------------------------------------------

NET ASSETS                                  17,767     14,631         14,399
=============================================================================

EQUITY
Contributed equity                          72,197     67,143         63,616
Accumulated losses                         (54,085)   (52,190)       (48,826)
Reciprocal Shareholding in Associate          (345)      (322)          (391)
-----------------------------------------------------------------------------
TOTAL EQUITY                                17,767     14,631         14,399
=============================================================================

The accompanying notes form an integral part of this Condensed Statement of Financial Position


--------------------------------------------------------------------------------
Progen Industries Limited report for the half-year period ended 31 December 2003

PROGEN INDUSTRIES LIMITED
CONDENSED STATEMENT OF FINANCIAL PERFORMANCE FOR THE HALF-YEAR ENDED 31 DECEMBER 2003

                                                                            31 DECEMBER    31 DECEMBER
                                                                               2003           2002
                                                                     NOTE      $'000          $'000
REVENUE FROM OPERATING ACTIVITIES
Sales revenue                                                          2          2,470          2,326
Other revenues from ordinary activities                                             705            705
                                                                           ----------------------------
TOTAL REVENUE FROM OPERATING ACTIVITIES                                           3,175          3,031

REVENUE FROM NON-OPERATING ACTIVITIES
Revenue from sale of discontinued operation                            4          1,175              -
                                                                           ----------------------------
TOTAL REVENUE FROM ORDINARY ACTIVITIES                                            4,350          3,031

Borrowing costs expensed                                                            (11)           (10)
Cost of sales                                                                    (1,027)        (1,339)
Consumables                                                                         (85)           (67)
Occupancy costs                                                                     (58)           (58)
Other expenses from ordinary activities                                            (522)          (256)
Research and development costs                                                   (2,003)        (2,824)
Selling, marketing, administrative and corporate costs                           (2,229)        (1,804)
Carrying value of Life Science assets sold                                         (494)             -
Share of net gain / (loss) of associate accounted for using equity
method                                                                              184           (887)

                                                                           ----------------------------

Loss from ordinary activities before income tax
(expense) / benefit                                                    4         (1,895)        (4,214)

Income tax (expense)/benefit relating to ordinary activities                          -              -

Net loss attributable to members of Progen Industries
Limited                                                                          (1,895)        (4,214)
=======================================================================================================
TOTAL REVENUES, EXPENSES AND VALUATION ADJUSTMENTS
ATTRIBUTABLE TO MEMBERS OF PROGEN  INDUSTRIES LIMITED AND
RECOGNISED DIRECTLY IN EQUITY.                                         3           (414)             -
TOTAL CHANGES IN EQUITY OTHER THAN THOSE RESULTING FROM
TRANSACTIONS WITH OWNERS ATTRIBUTABLE TO MEMBERS OF
PROGEN INDUSTRIES LIMITED.                                                            -              -
=======================================================================================================
Dividend paid during the half-year                                      5             -              -
=======================================================================================================

Basic earnings per share (cents per share)                                   (6.1 cents)   (17.3 cents)
Diluted earnings per share (cents per share)                                 (6.1 cents)   (17.3 cents)
Weighted average number of shares outstanding during the
period used in the calculation of the basic and diluted earnings
per share                                                                    31,137,474     24,391,869

The accompanying notes form an integral part of this Condensed Statement of Financial Performance


--------------------------------------------------------------------------------
Progen Industries Limited report for the half-year period ended 31 December 2003

PROGEN INDUSTRIES LIMITED
CONDENSED STATEMENT OF CASH FLOWS FOR THE HALF-YEAR ENDED 31 DECEMBER 2003


                                                31 DECEMBER    31 DECEMBER
                                                   2003           2002
                                                   $'000          $'000
CASH FLOWS FROM OPERATING ACTIVITIES
Receipts from customers                               2,735          2,464
Payments to suppliers, employees and others          (6,016)        (6,033)
Start Grant receipts                                    227            598
Interest received                                       281            293
Borrowing costs                                         (11)             -
Net goods and services tax paid                          38            (13)
---------------------------------------------------------------------------
NET OPERATING CASH FLOWS                             (2,746)        (2,691)
===========================================================================

CASH FLOWS FROM INVESTING ACTIVITIES
Payments for property, plant, equipment and            (129)           (67)
other assets
Proceeds from sale of property, plant and                25             18
equipment
Proceeds from sale of discontinued operation          1,175              -
---------------------------------------------------------------------------
NET INVESTING CASH FLOWS                              1,071            (49)
===========================================================================

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of borrowings                                (400)          (319)
Proceeds from issue of shares                         5,054              -
---------------------------------------------------------------------------
NET FINANCING CASH FLOWS                              4,654           (319)
===========================================================================

Net increase in cash held                             2,979         (3,059)
Cash at the beginning of the financial period        11,995         11,407
---------------------------------------------------------------------------
CASH AT THE END OF THE FINANCIAL PERIOD              14,974          8,348
===========================================================================

The accompanying notes form an integral part of this Condensed Statement of Cash Flows


--------------------------------------------------------------------------------
Progen Industries Limited report for the half-year period ended 31 December 2003

PROGEN INDUSTRIES LIMITED
NOTES TO THE CONDENSED HALF-YEAR FINANCIAL STATEMENTS


NOTE 1.   BASIS OF PREPARATION AND STATEMENT OF SIGNIFICANT ACCOUNTING POLICIES

The half-year financial report does not include all notes of the type normally included within the annual financial report and therefore cannot be expected to provide as full an understanding of the financial performance, financial position and financing and investing activities of the consolidated entity as the full financial report.

It is recommended that this report be read in conjunction with the annual financial report as at 30 June 2003 and any public announcements made by Progen Industries Limited during the half-year ended 31 December 2003 in accordance with the continuous disclosure obligations of the Corporations Act 2001 and the Australian Stock Exchange.

Basis  of  Accounting

These condensed general purpose financial statements have been prepared for the half-year ended 31 December 2003 in accordance with the requirements of the Corporations Act 2001, Australian Accounting Standard AASB 1029 "Interim Financial Reporting" and Urgent Issues Group Consensus Views.

The half-year financial report has been prepared in accordance with the historical cost convention. The accounting policies used are consistent with those applied in the 30 June 2003 full financial report.

For the purpose of preparing the half-year financial report, the half-year has been treated as a discrete reporting period.


--------------------------------------------------------------------------------
Progen Industries Limited report for the half-year period ended 31 December 2003

PROGEN INDUSTRIES LIMITED
NOTES TO THE CONDENSED HALF-YEAR FINANCIAL STATEMENTS (CONTINUED)

NOTE 2. REVENUES FROM ORDINARY ACTIVITIES

PROFIT FROM ORDINARY ACTIVITIES IS AFTER CREDITING THE FOLLOWING REVENUE:

                                                31 DECEMBER   31 DECEMBER
                                                   2003           2002
                                                   $'000         $'000
(a) Revenue from operating activities
Revenue from the sale of goods -
Life Sciences                                         1,537          1,399
Revenue from Contract Manufacture                       933            927
                                               ---------------------------
Total revenues from operating activities              2,470          2,326
                                               ---------------------------

(b) Revenue from non-operating activities
Revenue from sale of discontinued operation           1,175              -
(Note 4)

(c) Other Revenue from operating activities
Interest                                                281            293
Grants and development funding                          399            394
Proceeds from sale of property, plant and
equipment                                                25              9

Other Revenue                                             -              9
                                               ---------------------------

Total revenues from non-operating activities            705            705
                                               ---------------------------
TOTAL REVENUES FROM ORDINARY ACTIVITIES               4,350          3,031
                                               ===========================


NOTE 3. TOTAL REVENUES, EXPENSES AND VALUATION ADJUSTMENTS ATTRIBUTABLE TO MEMBERS OF PROGEN LIMITED AND RECOGNISED DIRECTLY IN EQUITY.

                                                31 DECEMBER   31 DECEMBER
                                                    2003          2002
                                                   $'000          $'000
Share issue costs paid:
     -    cash                                         (267)             -
     -    non-cash (a)                                 (147)             -
                                               ---------------------------

Total                                                  (414)             -
                                               ===========================

(a)
In connection with the placement on 31 October 2003, the company issued 700,000 options as share issue costs. These options are valued at $147,000 and are exercisable at $2.50 per share by 31 May 2005.


--------------------------------------------------------------------------------
Progen Industries Limited report for the half-year period ended 31 December 2003

PROGEN INDUSTRIES LIMITED
NOTES TO THE CONDENSED HALF-YEAR FINANCIAL STATEMENTS (CONTINUED)

NOTE 4. DISCLOSURE OF DISCONTINUED OPERATIONS

On the 11 November 2003 the Board of Directors announced the sale of the company's Life Sciences division to Global Science and Technology Ltd (GST), a subsidiary of New Zealand based EBOS Ltd.

The decision to dispose of the division was based on the company strategy to focus on core R&D activities where most potential shareholder value resides.

Under the terms of the contract, Progen is to pay out all employee entitlements prior to the employees being transferred to GST, settle outstanding accounts payable, and collect accounts receivable due on settlement date. These payments are recognised in the results for the half-year ended 31 December 2003.

At 31 December 2003 the amount owed by Progen on accounts payable was $76,845 and due to Progen on accounts receivable was $169,732 in relation to the Life Science division.

The sale was completed on 28 November 2003.

FINANCIAL PERFORMANCE INFORMATION OF THE LIFE SCIENCE DIVISION FOR THE HALF-YEAR ENDED 31 DECEMBER 2003 IS AS FOLLOWS:

                                                2003           2002
                                                  $              $
                                                $'000          $'000
Proceeds for sale of business                      1,175              -
                                            -------------  -------------

Revenue from operating activities                  1,537          1,399
Expenses from operating activities                (1,288)        (1,286)
Profit on sale of discontinued                       681              -
operation
                                            -------------  -------------
Profit before income tax                             930            113
Income tax                                             -              -
                                            -------------  -------------
Net Profit                                           930            113
                                            =============  =============


NOTE 5. DIVIDENDS PAID ON ORDINARY SHARES

                                             31 DECEMBER    31 DECEMBER
                                                2003           2002
                                                  $              $
                                                $'000          $'000
Dividends paid during the half-year                    -              -

Franked dividends (Nil cents per share)                -              -

                                            =============  =============


--------------------------------------------------------------------------------
Progen Industries Limited report for the half-year period ended 31 December 2003

PROGEN INDUSTRIES LIMITED
NOTES TO THE CONDENSED HALF-YEAR FINANCIAL STATEMENTS (CONTINUED)

NOTE 6. SEGMENT REPORTING

BUSINESS SEGMENT
                               RESEARCH &        LIFE SCIENCES       CONTRACT            TOTAL
                              DEVELOPMENT                          MANUFACTURE
                             2003      2002      2003     2002     2003    2002      2003      2002
                            $'000     $'000     $'000     $'000   $'000    $'000    $'000     $'000
OPERATING REVENUE
Sales to customers               -         -      1,537    1,399     933      927    2,470     2,326
Other revenues from
customers outside the          399       394          -        -       -        -      399       394
company
Unallocated revenue                                                                  1,481       311
                                                                                   ------------------
Total revenue                                                                        4,350     3,031
                                                                                   ==================

SEGMENT RESULTS             (2,011)   (2,530)       249      113     165      262   (1,597)   (2,155)
Share of gain / (loss) of
associate entity
accounted for using the                                                                184      (887)
equity method
Unallocated expenses                                                                  (482)   (1,172)

                                                                                   ------------------
OPERATING LOSS                                                                      (1,895)   (4,214)
                                                                                   ==================


--------------------------------------------------------------------------------
Progen Industries Limited report for the half-year period ended 31 December 2003

PROGEN INDUSTRIES LIMITED
DIRECTORS' DECLARATION

The directors declare that:

(a)  the condensed financial statements and associated notes of the company:

     (i) give a true and fair view of the company's financial position as at 31 December 2003 and the performance for the half-year ended on that date; and
     (ii) comply with Accounting Standard AASB 1029 "Interim Financial Reporting" and the Corporations Act 2001; and

(b) there are reasonable grounds to believe that the company will be able to pay its debts as and when they become due and payable.


This statement has been made in accordance with a resolution of directors.




_______________________

Director


Brisbane
26 February 2004


--------------------------------------------------------------------------------
Progen Industries Limited report for the half-year period ended 31 December 2003

                                           PROGEN LIMITED
                                        (ABN 82 010 975 612)


                                             APPENDIX 4D
                        FINAL REPORT FOR THE HALF YEAR ENDED 31 DECEMBER 2003

----------------------------------------------------------------------------------------------------
RESULTS FOR ANNOUNCEMENT TO THE MARKET
----------------------------------------------------------------------------------------------------

Revenues from ordinary activities ($000)                             Up         43.5%  to   $ 4,350

Operating loss before interest, income tax,                          Decreased  60.1%  to    (1,543)
depreciation and amortisation (EBITDA) ($000)                        by

Operating loss before interest and income tax                        Decreased  55.2%  to    (1,884)
expense (EBIT) ($000)                                                by

Net loss from ordinary activities after tax attributable             Decreased  55.0%  to    (1,895)
to members ($000)                                                    by
----------------------------------------------------------------------------------------------------

Basic earnings per share (cents)                                     Down       64.7%  to      (6.1)

Diluted earnings per share (cents)                                   Down       64.7%  to      (6.1)
----------------------------------------------------------------------------------------------------

Net tangible asset backing per ordinary share ($)                    Down       14.7%  to   $  0.52
----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
DIVIDENDS                                                                 AMOUNT PER  FRANKED AMOUNT
                                                                           SECURITY    PER SECURITY

----------------------------------------------------------------------------------------------------
Final dividend declared on ___N/A                                                Nil           100%*

Interim dividend paid on ____ N/A                                                Nil           100%*

Total amount per share relating to the year ended 30
June 2003                                                                        Nil           100%*

Previous corresponding period - final dividend paid                              Nil           100%*
on _______________     _N/A

* At 30% tax rate
----------------------------------------------------------------------------------------------------

Record date for determining entitlements to the                           N/A
declared dividend
----------------------------------------------------------------------------------------------------

Date the final dividend is payable                                        N/A

Dividend reinvestment plan (DRP)                                          N/A

If final dividend has it been declared?                                   N/A

----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
AUDIT INFORMATION

----------------------------------------------------------------------------------------------
The financial statements have been reviewed and a copy of the review report is attached to the financial statements.

----------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------
ANNUAL GENERAL MEETING

----------------------------------------------------------------------------------------------
                                                       N/A
Place

                                                       N/A
Time
                                                       N/A
Date

Approximate date the annual report will be available

----------------------------------------------------------------------------------------------------




_______________________

COMPANY SECRETARY
  26 February 2004

ERNST & YOUNG                     1 Eagle Street             Tel  61 7 3011 3333
                                  Brisbane QLD 4000          Fax  61 7 3011 3100
                                  Australia                  DX   165 Brisbane

                                  PO Box 7878
                                  Waterfront Place
                                  Brisbane QLD 4001


INDEPENDENT REVIEW REPORT TO MEMBERS OF PROGEN INDUSTRIES LIMITED

SCOPE

The financial report and directors' responsibility
The financial report comprises the statement of financial position, statement of financial performance, statement of cash flows, accompanying notes to the financial statements, and the directors' declaration for Progen Industries Limited (the company), for the six month period ended 31 December 2003.

The directors of the company are responsible for preparing a financial report that gives a true and fair view of the financial position and performance of the company, and that complies with Accounting Standards AASB 1029 "Interim Financial Reporting", in accordance with the Corporations Act 2001. This includes responsibility for the maintenance of adequate accounting records and internal controls that are designed to prevent and detect fraud and error, and for the accounting policies and accounting estimates inherent in the financial report.

Review approach
We conducted an independent review of the financial report in order to make a statement about it to the members of the company, and in order for the company to lodge the financial report with the Australian Stock Exchange and the Australian Securities and Investments Commission.

Our review was conducted in accordance with Australian Auditing Standards applicable to review engagements, in order to state whether, on the basis of the procedures described, anything has come to our attention that would indicate that the financial report is not presented fairly in accordance with the Corporations Act 2001, Accounting Standard AASB 1029 "Interim Financial Reporting" and other mandatory financial reporting requirements in Australia, so as to present a view which is consistent with our understanding of the company's financial position, and of its performance as represented by the results of its operations and cash flows.

A review is limited primarily to inquiries of company personnel and analytical procedures applied to the financial data. These procedures do not provide all the evidence that would be required in an audit, thus the level of assurance is less than given in an audit. We have not performed an audit and, accordingly, we do not express an audit opinion.

INDEPENDENCE

We are independent of the company, and have met the independence requirements of Australian professional ethical pronouncements and the Corporations Act 2001.


                           Liability limited by the Accountants Scheme, approved
                                under the Professional Standards Act 1994 (NSW).

ERNST & YOUNG


STATEMENT
Based on our review, which is not an audit, we have not become aware of any matter that makes us believe that the financial report of Progen Industries Limited is not in accordance with:
(a)  the Corporations Act 2001, including:
     (i) giving a true and fair view of the financial position of Progen Industries Limited at 31 December 2003 and of its performance for the six month period ended on that date; and
     (ii) complying with Accounting Standard AASB 1029 "Interim Financial Reporting" and the Corporations Regulations 2001; and
(b)  other mandatory financial reporting requirements in Australia.


/s/ Ernst & Young
Ernst & Young


/s/ Michael J. Reid
Michael J Reid
Partner
Brisbane


Date: 26 February 2004